Exhibit 99.1

FOR IMMEDIATE RELEASE
January 11, 2005

TEXAS REGIONAL BANCSHARES, INC. ANNOUNCES RESIGNATION OF R. T. PIGOTT, JR.

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (“Texas Regional”) (NASDAQ: TRBS), today announced the resignation of R. T. “Ted” Pigott, Jr., Executive Vice President and Chief Financial Officer of Texas Regional and its principal operating subsidiary, Texas State Bank.  Mr. Pigott, whose resignation is effective February 28, 2005, plans to pursue other business opportunities.  During the next two months, Mr. Pigott will work closely with Texas Regional senior management to transition his responsibilities.

“I respect Ted’s decision and appreciate his contributions to Texas Regional’s success,” said Glen E. Roney, the Company’s Chairman of the Board and Chief Executive Officer.  “We wish Ted the best of luck in his new endeavors.”

Texas Regional said that it will immediately commence a search for Mr. Pigott’s replacement as Chief Financial Officer of Texas Regional and Texas State Bank.

Other Information

Texas Regional previously announced the execution on October 8, 2004 of a definitive agreement to acquire through merger Mercantile Bank & Trust, FSB (“Mercantile”). Mercantile is a privately held bank headquartered at 5820 West Northwest Highway, Dallas, Texas with two additional banking locations in the Dallas metropolitan area. The agreement calls for total cash consideration of $35,640,000 to be paid in exchange for all of the outstanding shares of Mercantile. As of September 30, 2004, Mercantile had total assets of $170.2 million, loans of $115.1 million, deposits of $154.6 million and shareholders’ equity of $14.4 million. The transaction is expected to close in January of 2005.

Texas Regional files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Investors should call the SEC at 1-800-SEC-0330 for further information on the public reference room. The reports, statements and other information filed by Texas Regional with the SEC are also available free at the SEC’s web site at www.sec.gov. You can also obtain a free copy of these reports, statements and other information from Texas Regional.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s website at www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s website can also be obtained by calling Janie Moran, Controller, at (956) 631-5400.

Forward-Looking Information

This document, information filed by Texas Regional with the SEC and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s website at www.sec.gov.

For further information contact Glen E. Roney, Chief Executive Officer, at (956) 631-5400.